Exhibit 2.2.1
AMENDMENT NO. 1 to MASTER AGREEMENT
This Amendment No. 1 to Master Agreement (together with the Exhibits hereto, this “Amendment No. 1”) is made as of the 30th day of April 2013, by and among ConAgra Foods, Inc., a Delaware corporation (“Oracle”), Cargill, Incorporated, a Delaware corporation (“Watson”) and CHS Inc., a Minnesota corporation (“Iris”), in connection with that certain Master Agreement, made as of the 4th day of March, 2013 (the “Master Agreement”), by and among Oracle, Watson, Iris and HM Luxembourg S.à r.l., a Luxembourg S.à r.l. (“Newco”). Oracle, Watson and Iris are each referred to herein individually as a “Parent” and collectively as the “Parents.” Capitalized terms not otherwise defined herein will have the respective meanings assigned to them in the Master Agreement.
RECITALS
1.    In accordance with Section 9.02(a) of the Master Agreement, the Parents may amend the Master Agreement, and any such amendment will be binding upon each Parent if such amendment is set forth in a writing executed by any such Parent and such amendment will be binding upon Newco if such amendment or waiver is set forth in a writing executed by all Parents.
2.    The Parents desire to amend the Master Agreement to provide for certain changes to the terms and Schedules thereof, as further provided herein, and by their execution of this Amendment No. 1 the Parents intend for this Amendment No. 1 to be an amendment to the Master Agreement that is binding on all Parents and Newco.
Accordingly, the Parents, intending to be legally bound hereby, agree as follows:
I.Identification of Shared Assets. The first sentence of Section 1.03(a)(i) of the Master Agreement is deleted in its entirety and replaced with the following: “No later than May 31, 2013, each Parent will prepare and deliver to the other Parents a schedule of all of the Shared Assets of such Parent’s Group (the “Shared Assets Schedules”).”
II.Real Property Reviews.
(a)The third sentence of Section 5.07(a)(i) of the Master Agreement is deleted in its entirety and replaced with the following: “The Parents will direct the title companies to prepare the title commitments as promptly as reasonably practicable, and in any case by June 30, 2013.”
(b)The third sentence of Section 5.07(a)(ii) of the Master Agreement is deleted in its entirety and replaced with the following: “The Parents will direct the engaged ALTA surveying coordinators to prepare the surveys of the Title Reviewed Properties as promptly as reasonably practicable, and in any case by June 30, 2013.”
(c)The third sentence of Section 5.07(a)(iv) of the Master Agreement is deleted in its entirety and replaced with the following: “The Parents will direct the zoning report service companies to prepare the zoning reports as promptly as reasonably practicable, and in any case by June 30, 2013.”
(d)The first sentence of Section 5.07(a)(v)(A) of the Master Agreement is deleted in its entirety and replaced with the following: “Either prior to or as of the date of this Agreement, or within 25 Business Days after the date of this Agreement, the Parents have jointly engaged or will jointly engage one or more mutually acceptable engineering and environmental consulting firms to perform the services specified in this Section 5.07(a)(v) and Section 5.07(b) (the “Consulting Firm”).”
(e)The third sentence of Section 5.07(a)(v)(A) of the Master Agreement is deleted in its entirety and replaced with the following: “During the period commencing on the date of this Agreement (or, if later, the date on which the Consulting Firm is retained) and ending on June 30, 2013 (the “Review Period”), the Consulting Firm, along with up to two individuals designated by each Parent (such individuals, together with the

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Consulting Firm, the “Joint Review Team”) will conduct an engineering review of each Real Property that is a production facility (including bakeries) (collectively, the “Reviewed Facilities”), in accordance with the protocols and standards set forth on the scope of work attached as Exhibit D-1 (the “Engineering Reviews”).”
III.Initial Updating. Section 5.09(a) of the Master Agreement is deleted in its entirety and replaced with the following: “Each Parent may update its Disclosure Letter by (i) delivering a substantially complete draft of such update (the “Draft Updates”) to the other Parents no later than July 17, 2013 and (ii) delivering a final version of such update (the “Disclosure Letter Updates”) to the other Parents no later than July 31, 2013, provided, however, that no updates to the sections of the Disclosure Letter pertaining to Fundamental Reps or any sections other than those relating to the representations and warranties will be permitted. These updates may reflect matters that came to exist or occurred either before or after the date of this Agreement. Upon the delivery of any Draft Update pursuant to this Section 5.09(a), the Parent delivering such Draft Update will, prior to delivering a Disclosure Letter Update in respect of such Draft Update, provide the other Parents a reasonable opportunity to review and comment on such Draft Update, and will consider in good faith such comments.”
IV.Completion of Transaction Documents.
(a)    The first sentence of Section 5.15 of the Master Agreement is deleted in its entirety and replaced with the following: “During the period commencing on the date of this Agreement and ending (i) on May 31, 2013, for Incomplete Transaction Documents which are not Incomplete Ancillary Exhibits, and (ii) prior to the Closing, for Incomplete Ancillary Exhibits, the Parties will complete the forms of each of the Incomplete Transaction Documents, negotiating in good faith, in accordance with the terms of this Section 5.15.”
(b)    Section 5.15 of the Master Agreement is supplemented with the following subsection “(j)”: “The form of the Alliance Agreement will be modified by the Parents as they mutually determine in good faith is necessary solely to incorporate appropriate governance provisions relating to Oracle Puerto Rico, Sky Canada and Oracle Netherlands.”
V.Schedule 1.01(a)(i) (Watson Reorganization). Schedule 1.01(a)(i) of the Disclosure Schedules is deleted in its entirety and replaced with the form of Schedule 1.01(a)(i) attached to this Amendment as Exhibit A.
VI.Schedule 1.01(a)(ii) (Iris Reorganization). Schedule 1.01(a)(ii) of the Disclosure Schedules is deleted in its entirety and replaced with the form of Schedule 1.01(a)(ii) attached to this Amendment as Exhibit B.
VII.Definitions.
(c)    Article X is supplemented with the following: ““Draft Update” has the meaning set forth in Section 5.09(a).”
(d)    The definition of “Incomplete Ancillary Exhibits” in Article X is deleted in its entirety and replaced with the following: “”Incomplete Ancillary Exhibits” means those items set forth in clauses (v) through (ix), and (xvi), of the definition of Incomplete Transaction Documents.”
(e)    The definition of “Incomplete Transaction Documents” in Article X is supplemented with the following clauses: “ (xv) the Alliance Agreement and (xvi) Schedules 1.2 and 9.1 of the IP License Agreements.”
VIII.Effect of Amendment. Except as specifically amended as set forth above, the Master Agreement shall continue in full force and effect. Nothing in this Amendment No. 1 shall be construed to amend, modify or waive any provision of the Master Agreement other than those specifically amended or modified as set forth above.
IX.Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Amendment No. 1. Whenever required by the context, any pronoun used in this Amendment No. 1 will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural

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and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. The use of the words “include” or “including” in this Amendment No. 1 will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Amendment No. 1. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Parent by virtue of the authorship of any of the provisions of this Amendment No. 1.
X.Governing Law. Any Proceedings arising out of or relating to this Amendment No. 1 will be subject to Section 9.08 of the Master Agreement.
XI.Counterparts; Effectiveness. This Amendment No. 1 may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Parent), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Amendment No. 1, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manners and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Parent, the other Parents will re-execute original forms thereof and deliver them to the requesting Parent. No Parent will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Parent forever waives any such defense.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parents have caused this Amendment No. 1 to Master Agreement to be duly executed and sealed by their respective authorized officers on the day and year first above written.

CONAGRA FOODS, INC.

/s/ Bill J. Hahn
Name: Bill J. Hahn
Title: Vice President of M&A

CARGILL, INCORPORATED

/s/ Kim Scott Portnoy
Name: Kim Scott Portnoy
Title: Corporate Vice President

CHS INC.

/s/ Mark L. Palmquist
Name: Mark L. Palmquist
Title: Executive Vice President and COO

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EXHIBIT A

AMENDED AND RESTATED

Schedule 1.01(a)(i)
Watson Reorganization

1.
Watson Canada Holdings III (2006) Inc. converts to a Nova Scotia Unlimited Liability Corporation. Watson, Inc. contributes the stock of Watson Canada Holdings III (2006) ULC to Watson International, Inc.

2.	Watson International, Inc. contributes stock of Watson Canada Holdings III (2006) ULC to Watson International Luxembourg 1 S.à r.l.

3.	Watson International Luxembourg 1 S.à r.l. contributes the stock of Watson Canada Holdings III (2006) ULC to Watson International Luxembourg 20 S.à r.l.

4.	Watson Canada Holdings III (2006) ULC will complete and file IRS Form 8832, Entity Classification Election, to be treated as a disregarded entity for U.S. federal tax purposes.

5.
Watson International Luxembourg 20 S.à r.l. borrows from a Watson intercompany lender the USD equivalent of an amount equal to the sum of (a) the balance of the intercompany loan from Watson Limited to Watson Canada Holdings III (2006) ULC, which is approximately $[51.2] million as of March 4, 2013, and (b) Watson Canada Holdings III (2006) ULC’s proportionate share of the balance of the intercompany loan from Watson, Ltd. to Sky GP, the total balance being approximately $[9.2] million as of March 4, 2013.

6.
On the same day, Watson International Luxembourg 20 S.à r.l. makes a capital contribution equal to the USD amount in step 5 to Watson Canada Holdings III (2006) ULC in exchange for additional Watson Canada Holdings III (2006) ULC shares.

7.
On the same day, Watson Canada Holdings III (2006) ULC converts the USD amount at the spot rate to CAD and repays $[51.2] million CAD loan to Watson Limited, and Watson Canada Holdings III (2006) contributes an amount equal to its proportionate share of the $[9.2] million CAD loan to Sky GP as a contribution of capital. Sky GP then repays its $[9.2] million intercompany loan from Watson Limited.

8.	Sky GP liquidates and is dissolved and then Watson Canada Holdings III (2006) ULC and Iris Canada Milling ULC amalgamate.

9.
If the appropriate third-party consents have been obtained, Surviving ULC purchases the flour milling assets held by Watson Limited. Surviving ULC borrows cash proportionately from Watson and Iris Luxembourg entities or has cash on hand equal to the fair market value of the Watson Limited flour milling assets. If the appropriate third-party consents have not been obtained, then the flour milling assets held by Watson Limited will be treated as Shared Assets.

10.	Watson, Inc. contributes non-Sky LLC assets and assets that were previously leased to Sky LLC to a newly formed single member LLC, New Watson LLC.

11.	Watson, Inc. contributes remainder of outstanding short-term debt to capital of Sky LLC in exchange for additional Sky LLC interests.

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12.
Watson, Inc. and Watson International Luxembourg 20 S.à r.l. form Watson S.à r.l. Watson S.à r.l. will complete and file IRS Form 8832, Entity Classification Election, to be treated as a partnership for U.S. federal tax purposes.

13.	Watson, Inc. contributes equity of New Watson LLC and Watson International Luxembourg 20 S.à r.l. contributes the stock of Surviving ULC to Watson S.à r.l.

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EXHIBIT B

AMENDED AND RESTATED

Schedule 1.01(a)(ii)
Iris Reorganization

1.	Iris Canada, Inc. reorganizes as Iris Canada Milling, Inc. with Iris Canada, Inc. name and unrelated grain marketing activities transferred to a new Canadian corporation.

2.	Iris Inc. creates new Luxembourg holding company, Iris Lux Holdco, S.à r.l. that will be taxed as a corporation.

3.
Iris Inc. and Iris Lux Holdco, S.à r.l. form Iris Lux, S.à r.l. Iris Lux, S.à r.l. will complete and file IRS Form 8832, Entity Classification Election, to be treated as a partnership for U.S. federal tax purposes.

4.	Iris Canada Milling, Inc. converts to a Nova Scotia Unlimited Liability Corporation. Iris Inc. contributes the stock of Iris Canada Milling ULC to Iris Lux Holdco, S.à r.l.

5.	Iris Canada Milling ULC will complete and file IRS Form 8832, Entity Classification Election, to be treated as a disregarded entity for U.S. federal tax purposes.

6.
Iris Canada Milling ULC contributes an amount equal to its proportionate share of the $[9.2] million CAD loan to Sky GP as a contribution of capital. Sky GP then repays its $[9.2] million intercompany loan from Watson Limited.

7.	Sky GP liquidates and then Watson Canada Holdings III (2006) ULC and Iris Canada Milling ULC amalgamate.

8.
Surviving ULC purchases the flour milling assets held by Watson Limited. Surviving ULC borrows cash proportionately from Watson and Iris Luxembourg entities or has cash on hand equal to the fair market value of the Watson Limited flour milling assets. If the appropriate third-party consents have not been obtained, then the flour milling assets held by Watson Limited will be treated as Shared Assets.

9.	Iris Inc. contributes assets that were previously leased to Sky LLC to a newly formed single member LLC, New Iris LLC.

10.
Iris Inc. contributes cash to Sky LLC in an amount equal to its pro rata share of the outstanding short-term indebtedness of Sky LLC in exchange for additional Sky LLC interests. Sky LLC uses such contributions to reduce its short-term term indebtedness.

11.	Iris Inc. contributes equity of New Iris LLC and Iris Lux Holdco, S.à r.l. contributes the stock of Surviving ULC to Iris Lux S.à r.l. (Luxembourg).

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